UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 22, 2011

Progenics Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-23143	13-3379479
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 Old Saw Mill River Road, Tarrytown, New York		10591
(Address of principal executive offices)		(Zip Code)
Registrant's telephone number, including area code (914) 789-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

Progenics Pharmaceuticals, Inc. (Nasdaq: PGNX) today presented at the Prostate Cancer Foundation’s annual Scientific Retreat preliminary results from the Company’s ongoing phase 1 trial of its PSMA ADC antibody-drug conjugate for treatment of prostate cancer.

The presentation includes data from 26 patients who have received doses ranging from 0.4 mg/kg to 2.0 mg/kg. Antitumor activity, manifested as significant reductions in prostate-specific antigen (PSA), circulating tumor cells and/or bone pain, have been observed at 1.6 mg/kg and higher doses and appear to be dose related. Of the five patients who received 2.0 mg/kg doses of PSMA ADC, two exhibited a decline in serum PSA of 43% and 90%, respectively, following the first dose as measured at the end of the first three-week cycle following that dose, and three experienced stable PSA. The two patients exhibiting a PSA decline also reported a reduction in bone pain. An analysis of the level of circulating tumor cells (CTC) for these two patients was unavailable at the time of the presentation.

PSMA ADC has been generally well tolerated at doses up to and including 2.0 mg/kg (the most common clinical adverse event was fatigue, reported by 24% of patients at the higher dose levels, or 16% of all study patients), and a maximum tolerated dose has not been determined. Patient dosing at 2.0 mg/kg has concluded, and screening for a study cohort at a dose of 2.2 mg/kg has commenced.

PSMA ADC is an antibody-drug conjugate designed to selectively deliver chemotherapy to cells that express prostate-specific membrane antigen, a validated biomarker of prostate cancer. Progenics’ phase 1, dose-escalation trial is studying PSMA ADC in patients with taxane-refractory metastatic prostate cancer.

Additional data and information from the trial are included in the presentation materials exhibited at the Prostate Cancer Foundation Retreat, and are available for the next 30 days on the Events page of Progenics’ website, www.progenics.com.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                         PROGENICS PHARMACEUTICALS, INC.
                         By:  /s/ ROBERT A. MCKINNEY
                               Robert A. McKinney
                               Chief Financial Officer, Senior Vice President,
                               Finance & Operations and Treasurer

Dated: September 22, 2011